UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 18, 2011

MADISON ENTERPRISES GROUP, INC.
(Exact name or registrant as specified in its charter)

Delaware	333-142666	20-8380322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 Madison Ave.
6th Floor
New York, New York 10017
(Address of Principal Executive Offices, Including Zip Code)

212-330-8035
(Registrant's Telephone Number, Including Area Code)

______________
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01:  Changes in Registrant’s Certifying Accountant.

On August 18, 2011, Madison Enterprises Group, Inc. (the “Registrant”), pursuant to action of its Board of Directors approved the engagement of Eugene M. Egeberg, CPA as its certifying accountant.  On August 19, 2011, the Registrant notified Bernstein & Pinchuk, LLP (“Bernstein”) that it had determined to change accountants.

During the Registrant’s two most recent fiscal years and during the subsequent interim period preceding the dismissal of Bernstein, the Registrant had no disagreement with Bernstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Bernstein, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Bernstein’s reports on the Registrant’s financial statements contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except that Bernstein’s Report of Independent Registered Public Accounting firm dated April 15, 2011 concluded that substantial doubts were raised about the Registrant’s ability to continue as a going concern as a result of the significant losses the Registrant had incurred and its limited capital resources.

None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred within the Registrant’s fiscal years ended December 31, 2009 and December 31, 2010, which are the two most recent fiscal years for which filings with the SEC have been made, and the subsequent interim periods to the date hereof.

The Registrant delivered a copy of this Report on Form 8-K to Bernstein on August 19, 2011 and requested that a letter addressed to the Securities and Exchange Commission be provided stating whether or not it agrees with the statements made by the Registrant in response to this Item and, if not, stating the respects in which it disagrees.  A copy of the response letter of Bernstein is attached hereto as Exhibit 16.

Item 9.01:              Exhibits

(16) Letter from Bernstein & Pinchuk, LLP dated August 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madison Enterprises Group, Inc.

August 22, 2011	By:	/s/ Craig Eckert
Craig Eckert
President and Chief Executive Officer